EXHIBIT 99.1



CONTACTS:

eFax.com

TODD J. KENCK
TODDK@EFAX.COM
650-688-6810


               EFAX.COM TO BE DELISTED FROM NASDAQ NATIONAL MARKET


Continued Listing on National Market Not a Condition for JFAX Merger Completion



     MENLO PARK, Calif - (Business Wire) August 9, 2000 - eFax.com (Nasdaq:
EFAX) today announced that the Company has been notified by The Nasdaq Stock Market that its Common Stock will be delisted from The Nasdaq National Market effective with the opening of business on August 9, 2000. The delisting was as a result of the Company's failure to meet Nasdaq's continued listing requirements.


     Nasdaq has informed the Company that it may be eligible for trading on the over-the-counter electronic bulletin board sponsored by Nasdaq (the "Bulletin Board") and the Company will seek to have its Common Stock traded on the Bulletin Board.


     If, within 20 business days after delisting, the Company's Common Stock is not relisted on The Nasdaq National Market or newly listed on The Nasdaq SmallCap Market, The New York Stock Exchange, the American Stock Exchange or the Bulletin Board, the holders of the Company's preferred stock will have a right to redeem all or part of their preferred stock for cash. The current redemption value of all of the outstanding preferred shares is approximately $19.6 million.


     The Company does not currently plan to appeal the delisting on The Nasdaq National Market and is not currently eligible for listing on The Nasdaq SmallCap Market, The New York Stock Exchange or the American Stock Exchange.


     On July 13, 2000, the Company entered into a merger agreement (the "Merger Agreement") with JFAX.COM, Inc. pursuant to which the Company would merge (the "Merger") with a subsidiary of JFAX.COM and become a wholly owned subsidiary of


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JFAX.COM.  The continued listing of the Company on The Nasdaq National Market is not a condition to the completion of the Merger.


     Because the Company will no longer be listed on The Nasdaq National Market, stockholders of the Company who comply with the required procedures, including not voting in favor of the Merger, will have appraisal rights if the Merger is completed. Under the terms of the Merger Agreement, if 5% or more of the Company's stockholders seek appraisal rights JFAX.COM will have the right to not complete the Merger.


     If the Merger does not occur, the Company believes that it is likely that its preferred stockholders will have the right to require the Company to redeem all or part of their preferred stock for cash.


ABOUT EFAX.COM


     eFax.com (Nasdaq: EFAX - news) is a leading provider of Internet communication services, and has delivered unique telephone numbers to 2.3 million members. The Company continues to expand its range of solutions beyond its initial offering of the world's first free fax-to-email service. The Company markets its Internet services via its own eFax.com web site and through affiliates and co-brand partners, including Travelocity.com, Network Solutions, WebTV, Buzzsaw.com, fortunecity.com, FindLaw, Phoenix Technologies and AllBusiness.com. eFax.com is headquartered in Menlo Park, Calif. For more information, call 1-877-EFAXCOM; fax (650) 326-6003; or visit: www.efax.com. The statements in this press release relating to matters that are not historical are forward-looking statements. Actual results could differ materially from these forward-looking statements. Readers are referred to the documents filed by eFax.com with the Securities and Exchange Commission, which identify important risk factors such as the Company's ability to obtain additional users for our Internet services, our dependence on third parties for network and telephony services, and regulatory issues.

                    (c) 000 eFax.com. All rights reserved.


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